Exhibit 99.1

News Release

Novelis Reports First Quarter of Fiscal Year 2017 Results
Positive Portfolio Mix Shift and Productivity Drive Strong Results

First Quarter Fiscal Year 2017 Highlights

•	Net income $24 million, up $84 million YoY; excluding special items, net income increased 38% to $33 million

•	Total FRP shipments of 755 kilotonnes; record automotive sheet shipments up 15% YoY

•	Adjusted EBITDA, excluding metal price lag, increased 26% YoY to $268 million

ATLANTA, August 5, 2016 – Novelis, the world leader in aluminum rolling and recycling, today reported net income of $24 million for the first quarter of fiscal year 2017, compared to a net loss of $60 million in the prior year period. Excluding tax-effected special items, the company reported net income of $33 million in the first quarter of fiscal 2017, up from $24 million reported in the first quarter of fiscal 2016.
"Building on the momentum of a strong close to fiscal 2016, the 26 percent increase in Adjusted EBITDA excluding metal price lag reflects our heightened focus on manufacturing operations, driving productivity gains and asset efficiency while operating with a more complex, premium product portfolio,” said Steve Fisher, President and Chief Executive Officer for Novelis. “In addition, we are better able to serve our customers, optimize our portfolio, and leverage our recycling capabilities as a result of the completion of our recent investment phase."
Adjusted EBITDA for the first quarter of fiscal 2017 increased to $255 million from $127 million reported in the prior year period primarily as a result of a significant reduction in negative metal price lag and operational improvements. The impact of metal price lag has moderated in recent results due to reduced volatility in local market premiums over the past several months. Metal price lag in the first quarter of fiscal 2017 was negative $13 million, as compared to negative $85 million in the prior year.
Excluding metal price lag in both periods, Adjusted EBITDA increased 26 percent to $268 million. The increase was primarily driven by higher productivity and lower costs associated with the start-up of new automotive finishing and recycling capacity in the prior year. Favorable product mix shift, including a 15 percent increase in automotive sheet shipments to record levels, also contributed to this growth. Partially offsetting these gains was a two percent decline in total shipments of rolled aluminum products to 755 kilotonnes.
Net sales decreased thirteen percent to $2.3 billion for the first quarter of fiscal 2017. This was driven by lower average aluminum prices and local market premiums, as well as lower total shipments, which was partially offset by increased shipments of higher conversion premium products.
The company reported negative free cash flow of $146 million for the first quarter of fiscal 2017 as compared to negative $425 million in the first quarter of fiscal 2016. The $279 million improvement in free cash flow over the prior year was primarily a result of higher Adjusted EBITDA, better working capital management, and a reduction in capital expenditures to $44 million as compared to $129 million in the prior year period.
As of June 30, 2016, the company reported a strong liquidity position of $1.1 billion.

First Quarter of Fiscal Year 2017 Earnings Conference Call
Novelis will discuss its first quarter of fiscal year 2017 results via a live webcast and conference call for investors at 10:00 a.m. ET on Friday, August 5, 2016. To view slides and listen only, visit the web at
https://cc.callinfo.com/r/1bc8s5sjprvra&eom. To join by telephone, dial toll-free in North America at 800 918 9578, India toll-free at 0008001007932 or the international toll line at +1 212 231 2906. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 12,000 employees and reported $10 billion in revenue for its 2016 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Adjusted EBITDA excluding Metal Price Lag, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Certain Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  Examples of forward looking statements in this news release are statements about the company's ability to leverage its recycling capabilities. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our level of indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended June 30,
	2016	2015

Net sales	$2,296	$2,634
Cost of goods sold (exclusive of depreciation and amortization)	1,930	2,400
Selling, general and administrative expenses	92	100
Depreciation and amortization	89	87
Research and development expenses	13	13
Interest expense and amortization of debt issuance costs	83	80
Gain on assets held for sale	(1)	—
Loss on extinguishment of debt	—	13
Restructuring and impairment, net	2	15
Equity in net loss of non-consolidated affiliates	—	1
Other expense (income), net	28	(30)
	2,236	2,679
Income (loss) before income taxes	60	(45)
Income tax provision	36	15
Net income (loss)	24	(60)
Net income attributable to noncontrolling interests	—	—
Net income (loss) attributable to our common shareholder	$24	$(60)

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	June 30, 2016	March 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$457	$556
Accounts receivable, net
— third parties (net of uncollectible accounts of $4 as of June 30, 2016 and $3 as of March 31, 2016)	998	956
— related parties	57	59
Inventories	1,224	1,180
Prepaid expenses and other current assets	130	127
Fair value of derivative instruments	131	88
Assets held for sale	4	5
Total current assets	3,001	2,971
Property, plant and equipment, net	3,437	3,506
Goodwill	607	607
Intangible assets, net	505	523
Investment in and advances to non–consolidated affiliate	475	488
Deferred income tax assets	93	87
Other long–term assets
— third parties	89	82
— related parties	14	16
Total assets	$8,221	$8,280
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities
Current portion of long–term debt	$48	$47
Short–term borrowings	630	579
Accounts payable
— third parties	1,447	1,506
— related parties	47	48
Fair value of derivative instruments	142	85
Accrued expenses and other current liabilities	457	569
Total current liabilities	2,771	2,834
Long–term debt, net of current portion	4,416	4,421
Deferred income tax liabilities	111	89
Accrued postretirement benefits	815	820
Other long–term liabilities	188	175
Total liabilities	8,301	8,339
Commitments and contingencies
Shareholder’s deficit
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of June 30, 2016 and March 31, 2016	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(939)	(963)
Accumulated other comprehensive loss	(545)	(500)
Total deficit of our common shareholder	(80)	(59)
Noncontrolling interests	—	—
Total deficit	(80)	(59)
Total liabilities and deficit	$8,221	$8,280

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended June 30,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$24	$(60)
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	89	87
Gain on unrealized derivatives and other realized derivatives in investing activities, net	—	(32)
Gain on assets held for sale	(1)	—
Loss on sale of assets	4	1
Impairment charges	—	1
Loss on extinguishment of debt	—	13
Deferred income taxes	7	3
Amortization of fair value adjustments, net	3	3
Equity in net loss of non-consolidated affiliates	—	1
Gain on foreign exchange remeasurement of debt	—	(2)
Amortization of debt issuance costs and carrying value adjustments	5	5
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(55)	(130)
Inventories	(59)	(75)
Accounts payable	(39)	(29)
Other current assets	(6)	(15)
Other current liabilities	(100)	(66)
Other noncurrent assets	(8)	12
Other noncurrent liabilities	29	(5)
Net cash used in operating activities	(107)	(288)
INVESTING ACTIVITIES
Capital expenditures	(44)	(129)
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	2	(1)
Proceeds (outflows) from settlement of other undesignated derivative instruments, net	3	(7)
Net cash used in investing activities	(39)	(137)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	87	139
Principal payments of long-term and short-term borrowings	(72)	(68)
Revolving credit facilities and other, net	35	182
Debt issuance costs	—	(10)
Net cash provided by financing activities	50	243
Net decrease in cash and cash equivalents	(96)	(182)
Effect of exchange rate changes on cash	(3)	10
Cash and cash equivalents — beginning of period	556	628
Cash and cash equivalents — end of period	$457	$456

Reconciliation from Net income (loss) attributable to our common shareholder to Adjusted EBITDA, and Adjusted EBITDA excluding Metal Price Lag (unaudited)
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. To better analyze underlying operational results, the following table also shows Adjusted EBITDA to Adjusted EBITDA excluding the impact of Metal Price Lag. On certain sales contracts we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. This timing difference is referred to as metal price lag. Although we use derivatives contracts to minimize the price lag associated with LME base aluminum prices, we do not use derivative contracts for local market premiums, as these are not prevalent in the market.

(in millions)	Three Months Ended June 30,
	2016	2015
Net income (loss) attributable to our common shareholder	$24	$(60)
Income tax provision	(36)	(15)
Interest, net	(80)	(78)
Depreciation and amortization	(89)	(87)
EBITDA	229	120

Unrealized (losses) gains on derivative instruments not included in segment income	(7)	35
Realized gains on derivative instruments not included in segment income	1	1
Adjustment to eliminate proportional consolidation	(8)	(7)
Loss on sale of fixed assets	(4)	(1)
Gain on assets held for sale	1	—
Loss on extinguishment of debt	—	(13)
Restructuring and impairment, net	(2)	(15)
Other expense, net	(7)	(7)
Adjusted EBITDA	$255	$127

Metal price lag	(13)	(85)
Adjusted EBITDA excluding metal price lag	$268	$212

Free Cash Flow and Cash and Cash Equivalents (unaudited)
The following table shows the “Free cash flow” for the three months ended June 30, 2016 and 2015 and the ending balances of cash and cash equivalents (in millions).

	Three Months Ended June 30,
	2016	2015
Net cash used in operating activities	$(107)	$(288)
Net cash used in investing activities	(39)	(137)
Less: Proceeds from sales of assets, net of transaction fees and hedging	—	—
Free cash flow	$(146)	$(425)
Ending cash and cash equivalents	$457	$456

Total Liquidity (unaudited)
The following table shows available liquidity as of June 30, 2016 and March 31, 2016 (in millions).

	June 30,	March 31,
	2016	2016
Cash and cash equivalents	$457	$556
Availability under committed credit facilities	633	640
Total liquidity	$1,090	$1,196

Reconciliation of Net Income (Loss) to Net Income, excluding Special Items (unaudited)
The following table shows Net Income attributable to our common shareholder excluding special items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended June 30,
	2016	2015
Net (loss) income attributable to our common shareholder	$24	$(60)
Special Items:
Gain on assets held for sale	(1)	—
Loss on extinguishment of debt	—	13
Metal price lag	13	85
Restructuring and impairment, net	2	15
Tax effect on special items	(5)	(29)
Net income attributable to our common shareholder, excluding special items	$33	$24

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended June 30, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$86	$52	$45	$72	$—	$255
Metal price lag	(6)	(5)	(1)	(1)	—	(13)
Adjusted EBITDA excluding metal price lag	92	57	46	73	—	268

Shipments
Rolled products - third party	241	241	176	97	—	755
Rolled products - intersegment	1	5	2	6	(14)	—
Total rolled products	242	246	178	103	(14)	755

Selected Operating Results Three Months Ended June 30, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$42	$(9)	$36	$59	$(1)	$127
Metal price lag	(27)	(54)	(3)	(1)	—	(85)
Adjusted EBITDA excluding metal price lag	69	45	39	60	(1)	212

Shipments
Rolled products - third party	261	231	182	94	—	768
Rolled products - intersegment	—	21	11	13	(45)	—
Total rolled products	261	252	193	107	(45)	768